Exhibit 99.1

CONTACT:	Ted Abajian EVP and Chief Financial Officer (805) 745-7725 Irene Broussard Director, Investor Relations (805) 745-7750

CKE RESTAURANTS, INC. REPORTS SECOND QUARTER RESULTS

CARPINTERIA, Calif. — September 13, 2004 — CKE Restaurants, Inc. (NYSE:CKR) announced today second quarter results and the filing of its Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) for the quarter ended Aug. 9, 2004.

Second Quarter Highlights

•	Same-store sales grew for the fifth consecutive quarter at company-operated Carl’s Jr. and Hardee’s restaurants, increasing 8.1 percent and 6.2 percent, respectively. The Company also announced Period 8 sales results today with positive sales trends continuing for the 15th consecutive period as Carl’s Jr. and Hardee’s same-store sales increased 9.3 percent and 4.9 percent respectively.

•	Same-store transactions at company-operated restaurants increased 1.6 percent at Carl’s Jr. and decreased 0.7 percent at Hardee’s for the quarter. The decline in Hardee’s same-store transactions reflects an increase in the number of premium products sold offset by a decrease in the number of value products sold and reduced couponing as compared to the prior year.

•	Restaurant-level margins at Carl’s Jr. were 20.9 percent for the current-year quarter, a decline of 90 basis points from the prior year due primarily to increased commodity costs.

•	Restaurant-level margins at Hardee’s were 14.5 percent for the current-year quarter, an increase of 300 basis points from the prior year even after the impact of increased commodity costs, reflecting the benefit of reduced levels of discounting at the brand.

•	Average unit volumes for the trailing 52 weeks increased to $1,255,000 and $838,000 at company-operated Carl’s Jr. and Hardee’s restaurants, respectively.

•	Consolidated revenue increased for the fifth consecutive quarter to $353.7 million, a 6 percent increase over the prior-year quarter.

•	Consolidated operating income for the quarter was $8.4 million which includes a previously reported $7 million charge to settle three related wage and hour class action lawsuits, an additional $1.2 million increase to the litigation reserve and a $1.5 million charge to terminate a leased aircraft commitment. Absent these charges, operating income would have been approximately $18.1 million in the second quarter as compared to the prior year operating income of $15.2 million.

•	Second quarter net loss was $11.4 million or a net loss of $0.20 per diluted share, which includes the $7 million, $1.2 million and $1.5 million charges noted above. In addition, the Company incurred a previously reported $9.1 million prepayment premium and a non-cash charge of $3.4 million to expense unamortized loan origination fees primarily associated with the retirement of the company’s 9.125% senior subordinated notes. Absent these charges, second quarter net income would have been approximately $10.8 million or $0.17 per diluted share as compared to the prior year net income of $6.3 million or $0.11 per diluted share.

•	During the second quarter the Company repaid $30.5 million of its $230 million term loan. Subsequent to the end of the quarter, the company has repaid an additional $34.5 million of the term loan, reducing the term loan balance to $165 million.

     In this earnings release, we provide both net income (loss) and operating income determined in accordance with generally accepted accounting principles (GAAP), and net income (loss) and operating income adjusted to exclude increases to legal settlement reserves, charges related to refinancing our debt and certain non-operating charges. These non-GAAP financial measures are used by management to evaluate financial and operating performance. We do not consider the increases to legal settlement reserves, charges related to refinancing our debt and certain non-operating charges to be directly related to operating results for the periods discussed. Use of these non-GAAP financial measures also facilitates comparisons to prior-period financial results and to the results of our competitors. These financial measures are also comparable to forecasts made by securities analysts and others, which generally exclude special items, as they are difficult to predict in advance. Non-GAAP financial measures are not intended to be a substitute for net income (loss) and operating income (loss) determined in accordance with GAAP.

RESULTS AND COMMENTARY

     Commenting on the Company’s performance, Andrew F. Puzder, president and chief executive officer said, “We are pleased with both our second quarter results and the actions we took in the second quarter to enhance the Company’s future profitability. Both Carl’s Jr. and Hardee’s were able to increase same-store sales over the prior year and generate healthy restaurant level margins in spite of beef and insurance cost pressures. During the quarter, we incurred previously announced charges totaling $19.5 million related to our second quarter refinancing of our senior subordinated notes and a legal settlement. Additionally, we incurred $2.7 million in charges as a result of an increase in the litigation reserve for certain contingent liabilities and the termination of a leased aircraft commitment. We believe that the actions that resulted in these charges will either enhance our future profitability or eliminate or reserve for a contingent liability that could have otherwise negatively impacted our future profitability.”

     Puzder noted that absent these charges, second quarter net income would have been approximately $10.8 million or $0.17 per diluted share as compared to the prior year net income of $6.3 million or $0.11 per diluted share. “We continue to believe that our premium product strategy at both brands is very effective and provides opportunity for continued improvement in our results.”

     “Carl’s Jr. company-operated same-store sales and same-store transactions grew by 8.1 percent and 1.6 percent, respectively, during the second quarter, increasing trailing average unit volumes to $1,255,000. Contributing to increases in same-store sales and same-store transactions were the introductions of the 1 lb. Double Six Dollar Burger™, the Low Carb Charbroiled Chicken Club™, and two new entrée salads, the BBQ Ranch Charbroiled Chicken Salad™ and the Mandarin Charbroiled Chicken Salad™. The success of these premium products continues to support our goal of remaining the leader within the premium hamburger segment.”

     “As expected, beef costs continued to escalate in the second quarter after having moderated for most of the first quarter. In addition, our mid year actuarial review of workers’ compensation and general liability claims reserves resulted in a $1.3 million charge to increase reserves for all prior policy years at Carl’s Jr. As result of the increased beef and claims costs, restaurant-level margins at company-operated Carl’s Jr. restaurants were 20.9 percent in the second quarter as compared to 21.8 percent in the prior year quarter,” explained Puzder.

     “Hardee’s company-operated same-store sales grew by 6.2 percent while same-store transactions decreased by 0.7 percent during the second quarter. Trailing average unit volumes increased to $838,000 at the end of the second quarter. The 0.7 percent decrease in same-store transactions during the second quarter is a reflection of our continued shift to premium products as well as a decrease in couponing and discounting levels as compared to the prior year quarter. During the second quarter, Hardee’s continued to benefit from the on-going popularity of the brand’s 100% Angus beef Thickburger line and Made-from-Scratch™ biscuits. The brand also benefited from the introduction of the second offering in Hardee’s line of new Breakfast Bowls, the Loaded Biscuit and Gravy Breakfast Bowl™. As with Carl’s Jr., Hardee’s experienced higher beef costs during the second quarter. However, in spite of increased beef costs, Hardee’s restaurant level margins increased by 300 basis points over the prior year quarter, reaching 14.5 percent in the second quarter.”

     “Again, we are pleased with the results for the second quarter and look forward to keeping you abreast of our developments moving forward,” Puzder concluded.

ABOUT CKE RESTAURANTS

     As of the end of the second quarter on August 9, 2004, CKE Restaurants, Inc., through its subsidiaries, operated a total of 3,206 franchised or company-owned restaurants in 44 states and in 14 countries, including 1,016 Carl’s Jr.® restaurants, 2,067 Hardee’s® restaurants and 105 La Salsa Fresh Mexican Grill® restaurants.

SEC FILINGS

     The Company’s filings with the SEC are available to investors at www.ckr.com under Investors/SEC Filings

CONFERENCE CALL

     The Company will host a conference call and Webcast to discuss its second quarter results on September 13, 2004 at 11 a.m. EDT/ 8 a.m. PDT. The Company invites investors to listen to the live audiocast of the conference call at www.ckr.com under Investors. For those unable to participate during the live event, a replay will be made available for one week beginning two hours after the end of the live call. To access the replay, dial 617-801-6888 (access code: 17968398).

SAFE HARBOR DISCLOSURE

     Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals, and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

     Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
(Unaudited)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	August 9, 2004	August 11, 2003	August 9, 2004	August 11, 2003
Revenue:
Company-operated restaurants	$281,802	$271,168	$647,674	$610,210
Franchised and licensed restaurants and other	71,938	62,551	161,386	143,067

Total revenue	353,740	333,719	809,060	753,277

Operating costs and expenses:
Restaurant operations:
Food and packaging	83,897	80,852	189,621	180,949
Payroll and other employee benefit expenses	89,213	84,909	201,808	197,544
Occupancy and other operating expenses	61,034	61,870	140,337	140,891

	234,144	227,631	531,766	519,384
Franchised and licensed restaurants and other	52,557	48,507	119,544	113,416
Advertising expenses	17,410	16,571	39,674	37,584
General and administrative expenses	39,273	24,963	77,058	56,455
Facility action charges, net	1,955	831	9,392	1,893

Total operating costs and expenses	345,339	318,503	777,434	728,732

Operating income	8,401	15,216	31,626	24,545
Interest expense	(11,971)	(9,024)	(23,699)	(21,202)
Other income (expense), net	(7,377)	228	(6,764)	(407)

Income (loss) before income taxes and discontinued operations	(10,947)	6,420	1,163	2,936
Income tax expense	182	211	451	430

Income (loss) from continuing operations	(11,129)	6,209	712	2,506
Income (loss) from operations of discontinued segment (net of income tax expense (benefit) of $0, $(25), $0 and $(26) for the twelve-week periods ended August 9, 2004 and August 11, 2003, and the twenty-eight week periods ended August 9, 2004 and August 11, 2003, respectively)	(304)	46	(467)	(2,067)

Net income (loss)	$(11,433)	$6,255	$245	$439

Basic income (loss) per common share:
Continuing operations	$(0.19)	$0.11	$0.01	$0.04
Discontinued operations	(0.01)	—	(0.01)	(0.03)

Net income (loss)	$(0.20)	$0.11	$0.00	$0.01

Diluted income (loss) per common share:
Continuing operations	$(0.19)	$0.11	$0.01	$0.04
Discontinued operations	(0.01)	—	(0.01)	(0.03)

Net income (loss)	$(0.20)	$0.11	$0.00	$0.01

Weighted-average common shares outstanding:
Basic	57,575	57,567	57,590	57,474
Dilutive effect of stock options, warrants and convertible notes	—	1,105	1,938	942

Diluted	57,575	58,672	59,528	58,416

These statements should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended August 9, 2004.

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